Exhibit 15.1

PLEASE READ THIS AGREEMENT CAREFULLY; THIS IS A BINDING CONTRACT.

SECTIONS 22(A) AND SECTION 22(B) OF THESE TERMS OF USE CONTAIN BINDING ARBITRATION CLAUSES AND CLASS ACTION WAIVERS. IF YOU LIVE IN THE UNITED STATES, THESE SECTIONS MAY AFFECT YOUR RIGHTS ABOUT HOW TO RESOLVE DISPUTES THAT YOU MAY HAVE WITH US. PLEASE READ THEM CAREFULLY.

Welcome to www.flashfunders.com

“FlashFunders” is a trade name encompassing the activities of FinTech Clearing, LLC (“FinTech”), FlashFunders Funding Portal LLC (“FFFP”), FlashFunders Shareholder Services LLC  (“FFSS”) and Initiate Advisors LLC (“Initiate”), all of which are wholly owned subsidiaries of FinTech Global Markets, Inc. The following table presents the affiliation between these entities and the role of each within the FlashFunders organization.

FinTech Global Markets, Inc.

•   FinTech Global Markets, Inc. is the sole direct parent company of the FlashFunders trade name subsidiaries.

•   FinTech Global Markets, Inc. develops and maintains the www.flashfunders.com website.

•   FinTech Global Markets, Inc. does not participate in any capacity in any securities transaction or securities activity.

•   FinTech Global Markets, Inc. does not receive any compensation related to securities transactions or activities.

•   FinTech Global Markets, Inc. is not registered with nor regulated by any securities agency including the SEC or FINRA.

	FinTech Clearing LLC (“FinTech)	FlashFunders Funding Portal LLC (“FFFP”)	FlashFunders Shareholder Services LLC (“FFSS”)	Initiate Advisors LLC (“Initiate”)
Affiliation to FinTech Global Markets, Inc.	Wholly-owned subsidiary	Wholly-owned subsidiary	Wholly-owned subsidiary	Wholly-owned subsidiary
Regulatory Status	SEC registered and FINRA member Broker-Dealer	SEC registered and FINRA member Funding Portal	SEC registered transfer agent.	SEC exempt Investment Advisor. California notice filer.
SIPC Member?	Yes – FinTech is a broker-dealer member of SIPC	No – FFFP is not a member of SIPC	No – FFSS is not a member of SIPC	No – Initiate is not a member of SIPC
Securities Transactions Offered	Private Placement of Securities pursuant to Regulation D, Regulation S and Regulation A as amended.	Private Placement of Securities pursuant to Regulation Crowdfunding (Section 4(a)(6) of the Securities Act of 1933, as amended).	No securities transactions offered. Provides transfer agent and shareholder services to issuers and holders of securities.	No securities transactions offered. Provides investment advisory services to private investment funds.
Investor Limitations	Securities may be purchased by Accredited Investors only (see Section 5 below).	Securities purchased are subject to investor net worth and income limitations. See	No securities are offered by nor may be purchased through FFSS.	No securities are offered by nor may be purchased through Initiate.
Securities Transaction Compensation	FinTech may receive compensation from securities transactions placed by investors with FinTech.	FFFP may receive compensation from securities transactions placed by investors with FFFP.	FFSS earns no compensation related to securities transactions with investors.	Initiate earns no compensation related to securities transactions with investors.

This site (the “Site”) is an equity funding platform delivering an efficient way for entrepreneurs to raise equity capital on behalf of their company (an “Issuer”) through a network of investors (“Investors”). Any Issuer can create an Offering (defined below). Investors, Issuers, founders and anyone else that browses the Site or creates an Account (defined below) is a User (“User”).

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If you elect to participate in a securities transaction, such transaction will be conducted through the appropriate registered securities entity – either FinTech Clearing or FlashFunders Funding Portal, depending on the regulatory classification of the securities transaction.

By browsing or using the Site, you agree to the terms of use set forth below (the “Agreement”). This Agreement is between you and FinTech Global Markets, Inc. (FinTech Global Markets, Inc. collectively with its subsidiaries and affiliates referred to as FlashFunders”, “we”, or “us”), and it governs your access to and use of the Site and other services, including offering pages and standardized documents (collectively, the “Service”).

FlashFunders may amend this Agreement at any time by posting the amended terms of use on the Site, and you agree that you will be bound by any changes to this Agreement. For your convenience, the date of last revision is included at the top of these Terms of Use.

FlashFunders may make changes to the Service at any time. If at any point you do not agree to any portion of the then-current version of this Agreement, you must immediately stop using the Service. You understand that FlashFunders may discontinue or restrict your use of the Service for any reason or no reason with or without notice. If you do not agree to any part of the Agreement, immediately delete your Account, and discontinue your use of the Service.

1. Privacy Policy

By using the Service, you represent that you have read and consent to our Privacy Policy, which is incorporated into this Agreement by this reference. FlashFunders may revise the Privacy Policy at any time, and the new versions will be available at the above link. If at any point you do not agree to any portion of the Privacy Policy, you must immediately stop using the Service.

2. Accounts

The Service is available for use only by authorized end users in accordance with this Agreement. FlashFunders may, in its sole discretion, refuse to offer the Service to any person or entity and change its eligibility criteria at any time.

The Service is available only to people who are at least 18 years old and at least the legal age in their jurisdiction. You represent and warrant that you are at least 18 years old and of legal age in your jurisdiction to form a binding contract. If registering an Issuer Account, you further represent and warrant that you are a duly authorized representative of the Issuer having the full power and authority to register such Account for and behalf of the Issuer. FlashFunders reserves the right to ask for proof of age from you and your account may be suspended until satisfactory proof of age is provided.

You may view some Content (defined below) on the Site without signing in, but as a condition of using certain aspects of the Service, you will be required to register an account with FlashFunders (an “Account”) and select a password (a “Password”). You represent that you will provide accurate, complete, and updated registration information. Failure to do so shall constitute a breach of this Agreement, which may result in immediate termination of your Account. FlashFunders reserves the right in its sole discretion to refuse Account registration to anyone for any reason.

You are fully responsible for the use and protection of your Password and for all transactions undertaken through your Account. You shall notify FlashFunders immediately at legal@flashfunders.com of any unauthorized use of your Account or any breach of security, including without limitation, any loss, theft or unauthorized use of your Password. FlashFunders has the right to suspend or terminate your Account due to a suspected breach of security or as otherwise provided under this Agreement. FlashFunders shall not be responsible for any losses incurred in connection with any misuse of any Password or Account. You accept full responsibility for any unauthorized use of your Account, including unauthorized use by minors. If your contact information changes, you agree that you will promptly update the Account information to reflect those changes.

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FlashFunders may share your Account information (i) in connection with any merger, sale of assets or other change of control of FlashFunders, or (ii) (a) if necessary to satisfy any applicable law, regulation, legal process, such as a court order or subpoena, or a request by law enforcement, governmental authorities, or FINRA or other regulatory authorities, (b) as appropriate to enforce this Agreement, (c) if necessary to detect, prevent, or otherwise address fraud, security or technical issues associated with this Agreement or the Service, or (d) if appropriate to protect the rights, property or safety of FlashFunders, its employees, or other users of the Service.

You agree that you shall not create an Account or access the Service through an Account if you (i) have previously been removed by FlashFunders, (ii) have been banned from using the Service, (iii) are located in a country embargoed by the United States, or (iv) are on the U.S. Treasury Department’s list of Specially Designated Nationals.

You acknowledge and agree that if you or we delete your Account, we may retain any and all of your Account information as we deem necessary and appropriate to comply with our data retention policies and with applicable law.

Important Information About Procedures for Opening a New Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires FlashFunders to obtain, verify, and record information that identifies Users who open an Account.

What this means for you as a User:  When you create an Account, we will ask for your name, address, date of birth and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

3. User Rules

As a condition of use, you promise not to use the Service for any purpose that is prohibited by this Agreement. You are responsible for all activity on your Account. You agree that you and anyone using your Account will not, in connection with your use of the Service:

•	Violate any applicable law, regulation, or contract;
•	Make available through the Service any material or information that infringes any copyright, trademark, patent, trade secret, or other right of any party (including rights of privacy or publicity);
•	Harm FlashFunders in any way, by any means;
•	Collect or resell data containing other Users’ profile or personal information or any other information on FlashFunders;
•	Harass other Users or anyone else in any way;
•	Misrepresent yourself in any way;
•	Make any false, misleading, or inaccurate statements;
•	Use language or other Content that is threatening, abusive, harassing, defamatory, libelous, deceptive, fraudulent, tortious, obscene, offensive, profane, unlawful, or invasive of another’s privacy;
•	Take any action that imposes or may impose (as determined by FlashFunders in its sole discretion) an unreasonable or disproportionately large load on FlashFunders’ or its third-party providers’ infrastructure;
•	Commit any actions considered to be unethical;
•	Abuse the Service;
•	Share or transfer your right to access the Service through your Account;
•	Use FlashFunders’ communication services to solicit members to quit using FlashFunders;
•	Impersonate any person or entity, including any employee or representative of FlashFunders;
•	Bypass any measures of FlashFunders to prevent or restrict access to the Service (or other accounts, computer systems, or networks connected to the Service);
•	Run Maillist, Listserv, or any form of auto-responder or “spam” on the Site, including, without limitation, posting “spam”, “junk mail”, or any other unsolicited advertising or communications;
•	Use manual or automated software, devices, or other processes to “crawl” or “spider” any page of the Site; or
•	License or create derivative works from, any information, content, or Services obtained from FlashFunders.

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4. Violations of Agreement

(a)        In the event that you violate this Agreement, FlashFunders shall have the right to take any disciplinary measures as it sees fit, including, without limitation, the following actions:

(i)	Sending you an e-mail warning;
(ii)	Editing or deleting any comment or post made by you;
(iii)	Temporarily suspending your Account;
(iv)	Terminating your Account;
(v)	Permanently banning you from all Accounts and future accounts, including permanently banning you from accessing the Service. In the event that a User is banned or their Account is terminated for violating the Agreement, no compensation will be given for their loss of access to the Service;
(vi)	Deleting or terminating an Offering; or
(vii)	Initiating legal, enforcement or other proceedings to seek your compliance with this Agreement and to recover any available damages (subject to Section 22 and other applicable provisions of this Agreement).

(b)        FlashFunders may, with or without notice to you, disclose your Internet Protocol (IP) address(es), personal information, and information about you and your activities in response to a request by law enforcement, FINRA , a court order, or other legal or regulatory process. The following are examples of the type of violations of this Agreement that may result in the notification of proper legal authorities by a representative of FlashFunders:

(i)	Threat of physical harm or safety to oneself or any other person made through the Site or any websites that are owned, operated, licensed or controlled by FlashFunders;
(ii)	Offering or solicitation of material that might be deemed illegal, indecent or obscene, including, but not limited to, child pornography, illegal drugs and pirated software;
(iii)	Harassment of another end user and/or any FlashFunders employee or contractor;
(iv)	Suspected securities laws violations, “scams” or fraudulent activities; or
(v)	Any other violation by you of this Agreement.

(c)        In accordance with the Digital Millennium Copyright Act, FlashFunders has adopted a policy of, in appropriate circumstances, terminating Accounts that are repeat infringers of the intellectual property rights of others. FlashFunders also may terminate Accounts even based on a single infringement.

5. Accredited Investors

Users may register an Account as an accredited investor for the purpose of making an investment in an issuance offered pursuant to Regulation D, promulgated under the Securities Act of 1933, as amended (the “Securities Act”) through FinTech Clearing, LLC. Any User registering their Account as an accredited investor represents and warrants (both at the time of registration and by making any investment through the Service) that they are accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Accredited investors within the meaning of Rule 501 of Regulation D, include, without limitation, persons that:

1.	Have a net worth of at least $1 million, excluding the value of the User’s primary residence less total liabilities secured by such primary residence not in excess of the value of the User's primary residence;
2.	Have an income of at least $200,000 in each year of the last two years (or $300,000 together with the User’s spouse, if married), and have the expectation to earn the same amount in the current year; or
3.	Are an entity in which all of the equity owners are accredited investors as defined by the Securities Act.

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FinTech Clearing, LLC will take steps to verify the accredited investor status of any User registering an Account as an accredited investor as a condition to making an investment in an Issuer using the Service. In the FinTech Clearing, LLC verification process, Users will be required to provide any and all documentation that FinTech Clearing, LLC may request to verify the User’s status as an accredited investor under the securities laws, including, but not limited to, accredited investor and other suitability questionnaires, “know your client” background documentation, social security or taxpayer identification numbers, W-2s, tax returns or other tax forms or statements, brokerage statements, credit reports, letters from the User’s certified public account, legal counsel, or a registered broker-dealer. You agree that you will make available to FinTech Clearing, LLC any and all information requested in its verification process (in its discretion) in order to allow it to verify your identity, source of funds and accredited investor status. Additionally, you hereby expressly authorize FinTech Clearing, LLC (directly or through its third party vendors) to conduct background and other checks necessary in connection with its verification process and to our use of all information provided for such purposes.

Notwithstanding the foregoing, FinTech Clearing, LLC may, in its discretion, determine to verify the ability of investors to participate in an Offering by means other than accredited investor status provided that such verification satisfies applicable securities laws. This may include, for example, permitting non-U.S. investors to participate in an Offering based on compliance with Regulation S under the Securities Act.

Once verified, an accredited investor may be required to re-verify or update their status as an accredited investor under the securities laws in connection with each investment on the Site or otherwise.

Users registering an Account as an accredited investor will not be permitted to participate in any Offering unless they have completed the verification process to the full satisfaction of FinTech Clearing, LLC. Setting up an Offering Deposit Account (as defined below) or other account to receive and/or hold funds in connection with the Service may require the submission of similar or additional information and documentation. If you do not agree with the FinTech Clearing, LLC verification process or its request for information, you should not use the Site or Service.

6. Offerings

“Offerings” are created on the Site by Issuers in order to market, disseminate information for, and conduct an equity financing. In connection with each Offering, Issuers will be required to provide to FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC any and all documentation that such appropriately registered entity may request to verify the Issuer and their individual Offering, including, but not limited to, bad actor and other suitability questionnaires, Issuer information (such as state of incorporation, date of incorporation, business address, and officer and other employee information), and equity financing information (such as the nature and terms of the proposed financing Offering, and the minimum and maximum amounts proposed to be raised). Issuers hereby expressly authorize FinTech Clearing, LLC and FlashFunders Funding Portal, LLC (at its discretion, and directly or through its third party vendors) to conduct background and other checks necessary in connection with its verification process, in each case, on any or all of their respective directors, general partners, managing members, executive officers, promoters or other representatives participating in the Offering, or anyone else who owns 20% or more of the Issuer. Each Issuer represents, warrants, acknowledges and agrees that it has obtained written consents from each of the foregoing individuals to grant the foregoing authorization and accordingly, it has the authority to grant the same, and it will indemnify and hold FinTech Global Markets, Inc., FinTech Clearing, LLC and FlashFunders Funding Portal, LLC harmless from any and all claims arising from the Issuer’s foregoing authorization and/or any background or other check conducted by FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC. If requested, the Issuer will cause each and every one of the foregoing individuals to participate in any background or other check conducted, and will cause each and every one of the foregoing individuals to provide such information and such additional consents as FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC may reasonably request from time to time. All Users acknowledge and agree that any background checks conducted by or on behalf of FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC are conducted solely for purpose of complying will applicable securities laws and related regulations, and no representation is made to Investors or other Users regarding the accuracy or completeness of any such background checks or investigations.

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In order to maintain a valid Issuer Account and maintain a valid Offering on the site, Issuers acknowledge and agree to the following:

•	Issuers must be available to answer prospective purchasers’ questions;
•	Issuers must make all filings required by the Securities Act;
•	Issuers must make any required state regulatory filings;
•	Issuers must have policies in place to protect the confidential information of potential investors and otherwise comply with all the applicable privacy rules and regulations;
•	Issuers must provide potential investors with all material facts and other information relevant to the company and the proposed investment, including, but not limited to, describing the Issuer’s business operations, the members of its management team, financial statements, and risk factors, and must not omit material information;
•	Issuers must conduct the Offering only on the Site and/or webpages directing potential investors to the Site, must not conduct the Offering on any other funding or similar website or platform at any time during which the Offering is ongoing on the Site, and must not conduct any other securities offering at any time during which the Offering is ongoing on the Site;
•	Issuer must not conduct any offering of their equity securities other than an Offering closed on the Site at any time within 6 months following the last sale of securities in the Offering, unless the Issuer delivers to FlashFunders a legal opinion of counsel reasonably acceptable to FlashFunders stating that such other offering will not result in the Offering on the Site failing to qualify for the exemption from registration under the Securities Act.
•	Issuers represent and warrant that none of their respective directors, general partners, managing members, executive officers, promoters or other representatives participating in the offering, or anyone else who owns 20% of the Issuer are “bad actors” as defined by Securities and Exchange Commission Rule 506(d) of Regulation D or Rule 503(a) promulgated under Section 4(a)(6) of the Securities Act;
•	In Offerings conducted pursuant to Regulation D, Issuers may sell their equity securities in such Offering only to accredited investors within the meaning of Securities and Exchange Commission Rule 501 of Regulation D (except as otherwise approved by FlashFunders, in its sole discretion);
•	Issuers my abide by and conduct Offerings in accordance the Securities and Exchange Commission Rule 10b-9 and other laws, rules and regulations application to contingency offerings; and
•	Issuers must otherwise abide by all of the rules, regulations and other requirements applicable to issuers of securities under the Securities Act and other applicable laws, as well as all of the rules and requirements of the Site and Service.

FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC have the right, without any liability to Users, to terminate any Offering if either determines, in its sole and absolute discretion, that (a) the Issuer or its representatives has breached any provisions of this Agreement, (b) any aspect of the Offering or related activities is in breach of this Agreement or may violate any applicable law, rule or regulation, or (c) the continuation of the Offering has or could reasonably be expected to damage the reputation, name or business of FlashFunders or its representatives or third party service providers.

7. Committing Funds to an Offering

Investors may be required to establish a bank account through the Service, or otherwise submit personal identification and banking information (the “Offering Investment Account”), in order to facilitate the transfer of funds from the Investor’s financial account to the Offering Deposit Account (defined below). The Offering Deposit Account is provided by a third party banking institution or other authorized person, is FDIC insured, and bears no interest. Additional documentation may be required to open the Offering Deposit Account, including, without limitation, certain “know your client” information and account forms, as further described on the Site. The Offering Deposit Account is used to transfer money between the User’s financial account and the Offering Deposit Account.

As an Investor, at the time that you commit to invest in an Offering through the Service, you must be prepared to wire, ACH or otherwise deposit the amount that you propose to invest (the “Committed Funds”) into the corresponding Offering Deposit Account (as defined below). Users agree that the Committed Funds will be transferred into an Offering Deposit Account held by a third party provider or by FinTech Clearing, LLC (“Offering Deposit Account”). You agree that, in certain Offerings, Committed Funds cannot be rescinded or refunded from an Offering Deposit Account unless an Offering is terminated by the Issuer or by FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC, or fails to achieve its Goal (as defined below), or the subscription is not accepted. Additional terms and conditions may apply to the Offering Deposit Account, as further described on the Site.

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If the Issuer raises enough capital through Committed Funds to reach its minimum investment goal (“Goal”) prior to the end of the Offering period, Users agree that the Committed Funds may be transferred from the Offering Deposit Account to the Issuer’s bank account. If, however, the Goal is not met by the Issuer prior to the end of the Offering period, or an Offering is terminated prior to closing by FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC or by the Issuer, Users agree that the Committed Funds will not be invested and will instead be returned from the Offering Deposit Account through the Offering Investment Account to the Investor’s financial account without interest. The Goal is an amount designated by the Issuer at the outset of each Offering and is determined by the Issuer in its sole discretion. In each Offering, the Issuer will describe the Goal and the time period in which the Goal must be achieved. Each User acknowledges and agrees that FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC may determine, in their sole and absolute discretion, to invest in an Offering, including, without limitation, in order to cause an Issuer’s identified Goal to be achieved.

Investors may also commit enough capital to an Issuer such that the Issuer reaches its maximum investment amount (“Maximum”). The Maximum is an amount designated by the Issuer at the outset of each Offering and is determined by the Issuer in its sole discretion. You acknowledge and agree that an Issuer cannot accept more capital from the total Committed Funds from all Investors than the Issuer’s Maximum.

Additionally you acknowledge and agree that the Issuer may decide, in its sole discretion, which Investor’s Committed Funds to accept and which to not accept. An Issuer may accept fewer total funds than the Maximum.

If your Committed Funds are not accepted by an Issuer, you acknowledge and agree that the Committed Funds will be returned from the Offering Deposit Account to your financial account through the Offering Deposit Account without interest. You acknowledge and agree that committing funds to an Issuer or Offering does not guarantee that you will be able to invest with that Issuer or participate in that Offering.

As more fully described below, FinTech Global Markets, Inc., FinTech Clearing, LLC and FlashFunders Funding Portal, LLC are not responsible for any of the information presented by Issuers, or found on offering pages.

FinTech Global Markets, Inc., FinTech Clearing, LLC and FlashFunders Funding Portal, LLC are not responsible for any Offering, or the determination of any Goal or Maximum, or the decision to accept Committed Funds from any particular Investor. All of the foregoing is determined by each Issuer in its sole discretion, and you will expressly look only to each Issuer in connection with any questions, comments, concerns or liability arising therewith.

Any estimate dates or deadlines listed by the Issuer are not a promise, but are merely an estimate.

8. Legal Counsel; Form Documents

All Issuers and Investors are encouraged to retain their own legal counsel and tax, financial and other advisors. Issuers and Investors agree that neither FlashFunders, nor its legal counsel or affiliates, provide any legal advice and none serve as your respective legal or other representative unless otherwise expressly agreed in writing. As a convenience, FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC may provide to Issuers sample legal documents that may be used by Issuers to prepare their own Offering documents or for other related matters. Issuers acknowledge and agree that any such documents are provided for convenience, and must be modified by each Issuer as necessary to reflect the correct information for that Issuer and the terms of their Offering. Issuers are required to obtain legal advice from licensed attorneys and other advisors in the relevant state(s).

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Each Issuer and Investor acknowledges and agrees that FlashFunders may rely upon all of the representations and warranties made by each Issuer and each Investor in their respective Offering documents, to the same extent as if it were a named party to such documents. For clarity, FlashFunders is a third party beneficiary of all of the representations and warranties of each Issuer and each Investor in their respective investment documents.

9. Confidential Information

For purposes of this Agreement, “Confidential Information” means any information or materials designated as “Confidential” by FlashFunders or by an Issuer or an Investor. Notwithstanding the foregoing, information and materials provided to you will not be deemed Confidential Information to the extent you can prove that the materials or information are: (1) already known to you without an obligation to maintain the same as confidential; (2) publicly known through no wrongful act by you; or (3) rightfully received from a third party without breach of an obligation of confidentiality owed to FlashFunders.

Issuers may upload information about their business, including Confidential Information. Unless specifically designated as Confidential Information by an Issuer, information uploaded by an Issuer will not be deemed Confidential Information and neither FlashFunders nor any Investor or user will be obligated to maintain its confidentiality. Certain information is inherently not confidential, such as general information about the Issuer and its Offering, or information that the Issuer makes available on the publicly displayed portions of the Site. If provided access to Confidential Information, Investors agree that they will not disclose such information, and agree that they will not use any such information except to evaluate the Issuer and the Offering, until the earlier of the date that such information is no longer deemed Confidential Information hereunder or three years following the date that they accessed such information. Investors acknowledge and agree that Issuers are third party beneficiaries of the foregoing sentence with respect to their Confidential Information and may require additional confidentiality obligations.

FlashFunders cannot guarantee that Investors who have access to an Issuer’s Confidential Information will not distribute that information to third parties, including but not limited to third parties who actually or potentially may compete with an Issuer. Neither can FlashFunders guarantee that there will never be a software bug or a hacker attack that will allow unauthorized access to Confidential Information. Issuers agree to the risk that unauthorized Users may gain access to their Confidential Information.

Investors with access to Confidential Information must use good judgment, discretion, and caution in handling that Confidential Information, and must at all times comply with the terms of this Agreement.

Notwithstanding the foregoing, each Issuer and each Investor acknowledges and agrees that FlashFunders may disclose the fact that any particular Investor participated in one or more Offerings by one or more Issuers, and such information shall not be deemed Confidential Information under this Agreement.

For purposes of clarity, direct messages between Users (including Investors) and Issuers made on or through the Site or Service are not Confidential Information, and may be stored and accessed by FlashFunders as described in our Privacy Policy.

10. Offerings; Equity Securities

Except as clearly set forth on the Site and Service, FlashFunders makes no investment recommendations with respect to any given Issuer or Offering.

FINTECH GLOBAL MARKETS, INC. DOES NOT RECOMMEND, SOLICIT TRANSACTIONS IN, RECEIVE COMPENSATION FROM, OR OTHERWISE PARTICIPATE IN ANY MANNER IN SECURITIES OFFERINGS OR TRANSACTIONS

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Private investments, like those made via this Site and Service, are extremely speculative and possess a high degree of risk of total loss. Investors should not use this Site or the Service unless they are familiar with private investments and their inherent risks. In addition, before making any decision to invest in any Offering, Investors must thoroughly review all of the Offering documents provided by the Issuer, and seek independent legal and tax advice regarding the investment. Each Issuer, and not FlashFunders, is responsible for the information it makes available in its Offering and for any and all other information and communications (including direct messages with Users and/or Investors) that an Issuer may provide, make or make available to Users and/or Investors. The appearance of an Issuer or Offering on the Site and Service does not, in and of itself, imply that FinTech Clearing, LLC recommends or endorses that Issuer or Offering. FinTech Clearing, LLC does not recommend or endorse any Issuer whose information or Offering documents appear on the Site, unless and to the extent that FinTech Clearing, LLC makes a specific statement otherwise.

FlashFunders Funding Portal, LLC does not recommend any Offering on the Site under any circumstances. FlashFunders Funding Portal, LLC does not perform due diligence on all Investors, Issuers, or any other Users. Each User is required to, and represents and warrants that they will, perform their own due diligence. DO NOT INVEST MONEY THAT YOU CANNOT AFFORD TO LOSE.

Notwithstanding the foregoing, FinTech Clearing, LLC may from time to time provide recommendations as to a given Issuer or Offering. Any such recommendation will be clearly identified on the Site and Service. Any such recommendation will be based on criteria established by FinTech Clearing, LLC from time to time, including as a result of having conducted its own due diligence investigation of the Issuer or Offering. Any such recommendation is based solely on the opinion of FinTech Clearing, LLC. Investors should never rely on FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC for investment advice, and should always conduct their own due diligence and legal and financial review. FlashFunders is not and will not be responsible for any damages or other losses arising from any investment made on the Site or Service, including with respect to any investment made with an Issuer or Offering recommended by FinTech Clearing, LLC. Notwithstanding the foregoing, this shall not limit any obligations of FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC that cannot be waived by applicable securities laws.

Additionally, Investors may from time to time share information as to Issuers or Offerings in which they have invested or are intending to invest. Any such information will be based on criteria established by each such Investor, including as a result of having conducted its own due diligence investigation of the Issuer or Offering. Users should never rely on other Investors for investment advice, and should always conduct their own due diligence and legal and financial review. Each Investor acknowledges and agrees that FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC may disclose the fact that they participated in one or more Offerings by one or more Issuers, and such information shall not be deemed Confidential Information under this Agreement.

The information contained in the Site or Service has been prepared without reference to any particular User’s investment requirements or financial situation. The information provided on the Site or Service is not provided to, and may not be used by, any person or entity in any jurisdiction where the provision or use thereof would be contrary to applicable laws, rules or regulations of any governmental authority or where FlashFunders is not authorized to provide such information or services. Some products and services described in the Site may not be available in all jurisdictions or to all Users.

The value of investments and the income from them can fall as well as rise. Past performance is not a guarantee of future performance. The contents of this Site do not constitute financial, legal, or tax advice. You should obtain investment and tax advice from your advisers before deciding to invest. Investment products are not FDIC insured, may lose value, and there is no bank guarantee.

As an Investor, you acknowledge that any stock or securities purchased on FlashFunders are “restricted securities” as defined by the Securities Act and thus have limited liquidity. Additionally, Investors acknowledge and agree that investments made on the Site or through any Offering involve a high degree of risk, may be required to be held indefinitely, are not registered with the Securities and Exchange Commission or any state securities administrator, may not be transferred except in accordance with applicable securities laws and applicable contractual limitations, and may have other contractual limitations imposed by Issuers.

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All Users are solely responsible with complying with applicable law regarding any transaction, including without limitation the determination of whether any investor is an Investor and whether any investment complies with the terms of local law.

EACH USER IS REQUIRED TO, AND REPRESENTS AND WARRANTS THAT IT WILL, PERFORM ITS OWN DUE DILIGENCE.

11. Rules Related to Issuer Names

When you choose a name for an Issuer, Offering, display name or otherwise create a label or image that can be seen by other Users of the Service, you must abide by the following guidelines as well as the rules of common decency. If FlashFunders finds a name to be offensive or improper, or believes a name is or may be illegal, it may, in its sole and absolute discretion, refuse to grant you the name, change the name, remove the name, and/or suspend or terminate your Account. In particular, you may not use any name:

1.	Belonging to another individual or entity with the intent to impersonate that individual or entity, including without limitation, impersonating any FlashFunders agent or employee or any FlashFunders User;
2.	That incorporates vulgar language or imagery or which are otherwise offensive, defamatory, obscene, hateful, or racially, ethnically or otherwise objectionable;
3.	That is subject to the rights of any other person or entity without written authorization from that person or entity;
4.	That is, contains, or is substantially similar to a trademark or service mark, whether registered or not, or may otherwise cause confusion; or
5.	Is substantially similar to, or otherwise contains or duplicates any copyrighted work or component of a copyrighted work.

12. User Content

“Content” means any communications, images, sounds, and all the material and information not marked as Confidential Information that a User uploads or transmits through the Service, or that other users upload or transmit, including without limitation any forum postings, public comments, or Offering pages. You hereby grant to us and our licensors, including without limitation our respective successors and assigns, a non-exclusive, perpetual, irrevocable, sub-licensable, transferable, worldwide, paid-up right to reproduce, fix, adapt, modify, translate, reformat, create derivative works from, manufacture, introduce into circulation, publish, distribute, sell, license, sublicense, transfer, rent, lease, transmit, publicly display, publicly perform, or provide access to electronically, broadcast, communicate to the public by telecommunication, display, perform, enter into computer memory, and use and practice such Content as well as all modified and derivative works thereof, without compensation to you. None of the Content will be subject to any obligation, whether of confidentiality, attribution or otherwise, on our part and we will not be liable for any use or disclosure of any Content. You agree that you may not upload or otherwise transmit on or through the Service any Content that is subject to any third-party rights.

13. Fees

Issuers and Investors are responsible for their own fees and costs incurred in connection with any Offering or otherwise, including legal, financial advisory and other advisor fees and costs, and the costs of due diligence. Additionally, some aspects of the Service require Issuers and/or Investors to pay a fee as described on the Site. You agree to pay all fees, payments and applicable taxes incurred by you or anyone using your Account. For example, Issuers agree to pay all filing fees and other third party costs and expenses incurred in connection with Secretary of State filings and Federal and State securities filings, regardless of whether an Offering is successful. Additionally, all Users will be responsible for their banking fees, including wire transfer fees. FEES RELATED TO SECURITIES OFFERINGS MAY ONLY BE PAID TO AN APPROPRIATELY REGISTERED ENTITY AND ARE OUTLINED IN SEPARATE AND DIRECT AGREEMENT WITH FINTECH CLEARING, LLC AND/OR FLASHFUNDERS FUNDING PORTAL, LLC.

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You acknowledge and agree that all information you provide with regards to a purchase, including, without limitation, banking or other payment information, is accurate, current and complete.  You represent and warrant that you have the legal right to use the payment method you provide to us or our payment processor.

14. Intellectual Property

By submitting a Offering to the Site or otherwise through the Service, you agree to the following terms:

•	FlashFunders will not have any ownership rights over your Offering. However, FlashFunders needs, and you hereby grant to Flashfunders the following license to perform and market the Service on your behalf and on behalf of its other Users and itself:
•	You grant to FlashFunders the worldwide, non-exclusive, perpetual, irrevocable, royalty-free, sublicensable, transferable right to (and to allow others acting on its behalf to) (i) use, edit, modify, prepare derivative works of, reproduce, host, display, stream, transmit, playback, transcode, copy, feature, market, sell, distribute, and otherwise fully exploit your Offering and your trademarks, service marks, slogans, logos, and similar proprietary rights (collectively, the “Trademarks”) in connection with (a) the Service, (b) FlashFunders’ (and its successors’ and assigns’) businesses, (c) promoting, marketing, and redistributing part or all of the Offering, the Site (and derivative works thereof) and/or the Service in any media formats and through any media channels (including, without limitation, third-party websites and social media platforms); (ii) take whatever other action is required to perform and market the Service; (iii) allow its Users to stream, transmit, playback, download, display, feature, distribute, collect, and otherwise use the Content and Trademarks in connection with the Service; and (iv) use and publish, and permit others to use and publish, information about your Offering, as well as your Content, Trademarks, names, likenesses, and personal and biographical materials in connection with the provision or marketing of the Offering, the Site and/or the Service. The foregoing license grant to FlashFunders does not affect your other ownership or license rights in your Content, including the right to grant additional licenses to your Content.
•	FINTECH GLOBAL MARKETS, INC. DOES NOT RECOMMEND, SOLICIT TRANSACTION IN, RECEIVE COMPENSATION FROM, OR OTHERWISE PARTICIPATE IN SECURITIES OFFERINGS IN ANY MANNER.
•	You are publishing your Content, and you may be identified publicly by your name or Issuer name in association with your Content.
•	You grant to each User a non-exclusive license to access your Content through the Service;
•	You represent that your Content will not contain third-party copyrighted material, or material that is subject to other third-party proprietary rights, unless you have permission from the rightful owner of the material or you are otherwise legally entitled to post the material and to grant FlashFunders all of the license rights granted herein.
•	You will pay all royalties and other amounts owed to any person or entity based on the Service or FlashFunders publishing or hosting of Your Content as contemplated by this Agreement.
•	The use or other exploitation of Content by FlashFunders and Users as contemplated by this Agreement will not infringe or violate the rights of any third party, including without limitation any privacy rights, publicity rights, copyrights, contract rights, or any other intellectual property or proprietary rights.
•	FlashFunders shall have the right to delete, edit, modify, reformat, excerpt, or translate any of your Content.
•	All information publicly posted or privately transmitted through the Site is the sole responsibility of the person from which that content originated.
•	FlashFunders will not be liable for any errors or omissions in any Content.
•	FlashFunders cannot guarantee the identity of any other Users with whom you may interact while using the Service.
•	All Content you access through the Service is at your own risk and you will be solely responsible for any resulting damage or loss to any party.

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15. Links

Links from the Site. The Site may contain links to websites operated by other parties. FinTech Global Markets, Inc. provides these links to other websites as a convenience, and use of those sites is at your own risk. The linked sites are not under the control of FlashFunders, and FlashFunders is not responsible for the content available on the other sites. Such links do not imply FlashFunders’ endorsement of information or material on any other site and FlashFunders disclaims all liability with regard to your access to and use of such linked websites.

Links to the Site. Unless otherwise set forth in a written agreement between you and FlashFunders, you must adhere to FlashFunders’ linking policy as follows:  (i) the appearance, position and other aspects of the link may not be such as to damage or dilute the goodwill associated with FlashFunders’, (ii) the appearance, position and other attributes of the link may not create the false appearance that your organization or entity is sponsored by, affiliated with, or associated with FlashFunders, (iii) FlashFunders reserves the right to revoke its consent to the link at any time and in its sole discretion.

16. Notice for Claims of Copyright Infringement

If you are a copyright owner or agent thereof and believe that content posted on the Site by a FlashFunders User infringes upon your copyright, please submit notice, pursuant to the Digital Millennium Copyright Act (17 U.S.C. § 512(c)) to our Copyright Agent with the following information:

1.	an electronic or physical signature of the person authorized to act on behalf of the owner of the copyright;
2.	a description of the copyrighted work that you claim has been infringed;
3.	the URL of the location on our website containing the material that you claim is infringing;
4.	your address, telephone number, and email address;
5.	a statement by you that you have a good faith belief that the disputed use is not authorized by the copyright owner, its agent, or the law; and
6.	a statement by you, made under penalty of perjury, that the above information in your notice is accurate and that you are the copyright owner or authorized to act on the copyright owner’s behalf.

If you believe in good faith that a notice of copyright infringement has been wrongly filed against you, the DMCA permits you to send FlashFunders a counter-notice. Notices and counter-notices must meet the statutory requirements imposed by 17 USC § 512. Notices and counter-notices with respect to the Site should be sent to FlashFunders’ Copyright Agent. The FlashFunders Copyright Agent should be contacted only if you believe that your work has been used or copied in a way that constitutes copyright infringement and such infringement is occurring through use of the Site or the Service. Please note that these notifications and counter-notifications are legal notices. FlashFunders may provide copies of such notices to the participants in the dispute or third parties, at our discretion and as required by law. Our Privacy Policy does not protect information provided in these notices and counter-notices.

Our Copyright Agent can be reached by mail at: [6 Venture, Suite 265 Irvine, CA 92618] ATTN: FlashFunders Copyright Agent, or by email at legal@flashfunders.com. Please note that attachments cannot be accepted at the email address for security reasons. Accordingly, any notification of infringement submitted electronically with an attachment will not be received or processed.

17. Location

The Site is operated by FinTech Global Markets, Inc. in the United States. Those who choose to access the Site or the Service from locations outside the United States do so under their own initiative and are responsible for compliance with applicable local laws.

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18. DISCLAIMER OF WARRANTIES

*The following paragraphs describe important disclaimers regarding the Site and the Service maintained by FinTech Global Markets, Inc. Please read them carefully.*

FinTech Global Markets, Inc. provides its users with a selection of services, tools and resources with the goal of connecting issuers with investors who may be able to provide financing, advice and other support. Except to the extent clearly stated on the Site, FinTech Global Markets, Inc. does not endorse or recommend any issuers, investors, third parties, or third party content, including, without limitation, any issuer seeking to raise capital through the Site or using the Service.

FinTech Global Markets, Inc. is not responsible for any Issuer, any Issuer Offering, or any communications (including direct messages), representations, warranties and covenants made by any Issuer.

FinTech Global Markets, Inc. is not responsible for any investment or other decisions made by any individual or entity in connection with any opportunity posted on or through the Site or the Service.

The Site and the Service, and all of the Content, information, advice, feedback and materials posted on or provided by or through the Site or the Service are provided on an “as is” and “as available” basis, without warranty of any kind, express or implied, including without limitation, any warranty of accuracy or fitness for a particular purpose. By using the Site and/or the Service, you agree to use your own judgment, caution and common sense in managing all Content, communications (including direct messages), information, advice, feedback and materials offered and you agree that any use you make of such Content, communications, information, advice, feedback or materials is at your own risk.

Except to the extent clearly stated on the Site, you acknowledge that FinTech Global Markets, Inc. does not evaluate, and FinTech Global Markets, Inc. will never guarantee or be responsible for, the information, communications, advice and/or feedback given through the Site or the Service. FinTech Global Markets, Inc. is not responsible for any damages or losses resulting from your reliance on any of the foregoing Content, communications, information, advice, feedback or materials.

FinTech Global Markets, Inc.is not responsible for and makes no warranties, express or implied, as to any user or third-party Content posted on, through or in connection with the Site or the Service, including, without limitation, any Content that is unauthorized or violates this Agreement, and such Content does not necessarily reflect the opinions or policies of FinTech Global Markets, Inc. Under no circumstances shall FinTech Global Markets, Inc. be responsible for any loss or damage resulting from use of the Site or the Service, from any Content posted on the site or through the Service (whether such Content violates this Agreement, the Privacy Policy, or not), from any service offered through the Site or from the conduct of any User of the Site or the Service or any user of any linked site (regardless of whether such conduct violates the terms of service or privacy policy of such linked site, or whether such conduct is online or offline).

FinTech Global Markets, Inc. assumes no responsibility for any error, omission, interruption, deletion, defect, delay in operation or transmission, communications line failure, theft or destruction or unauthorized access to, or alteration of, any of your communications on or through the Site.

FinTech Global Markets, Inc. is not responsible for any malfunction or other problem with any telephone network, telephone lines, computer online systems, servers, internet service providers, computer equipment, software, or failure of any email or players, including, without limitation, any personal injury or property damage. FinTech Global Markets, Inc. does not guarantee any results (specific or otherwise) from your use of the Site or the Service and FinTech Global Markets, Inc. makes no representation or warranty that the Site, the Service or the information or services provided thereby will meet your requirements. If you are in any way dissatisfied with the Site or the Service, your sole remedy is to discontinue your use of the Site and/or the Service.

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FinTech Global Markets, Inc. and all its affiliates and its subsidiaries disclaim any and all liability of any kind for any unauthorized access to or use of any of your personally identifiable information. By accessing the Site, you agree that FinTech Global Markets, Inc., and all its affiliates and its subsidiaries shall not be liable for any unauthorized access to or use of any of your personally identifiable information.

19. LIMITATION OF LIABILITY; SOLE AND EXCLUSIVE REMEDY

*The following paragraph limits the liability of FinTech Global Markets, Inc. Please read it carefully.*

Unless otherwise specified in this Agreement, in no event shall FinTech Global Markets, Inc., its affiliates, licensors, sponsors, officers, directors, employees, or agents, be liable to you for any direct, indirect, incidental, special, punitive, or consequential damages whatsoever (including without limitation, loss of profits, data, use, good-will, or other intangible losses) resulting from (i) any Offering made available on or through the Site, or any action or inaction of any Issuer or Investor, (ii) errors, mistakes, omissions or inaccuracies of Content displayed on the Site or through the Site or the Service, (iii) personal injury or property damage, of any nature whatsoever, resulting from your access to and/or use of (or your inability to access and use) the Site or the Service, including, without limitation, any damage caused to your computer or software or information stored thereon, (iv) any conduct or content of any third party (including any Issuer) obtained on or through the Site or the Service, including without limitation, any defamatory, offensive or illegal conduct of other Users or third parties (v) any unauthorized access to or use of FinTech Global Markets, Inc., servers and/or any and all personal and/or other information stored therein, (vi) any interruption or cessation of transmission to or from the Site or through the Site or the Service, (vii) any bugs, viruses, Trojan horses, or the like, which may be transmitted to or through the Site or the Service by any third party, (viii) unauthorized access, use or alteration of your transmissions or content, (ix) emails or other transmissions or communications made to you through the Site or the Service and/or (x) for any loss or damage of any kind incurred as a result of your use of any Content posted, emailed, transmitted, or otherwise made available via the Site or the Service, whether based on warranty, contract, tort (including negligence), or any other legal theory, and whether or not FinTech Global Markets, Inc. is advised of the possibility of such damages and even if a remedy set forth herein is found to have failed of its essential purpose. FinTech Global Markets, Inc., disclaims all liability to the maximum extent permitted by law.

Notwithstanding the prior paragraph, in no case shall the liability of FinTech Global Markets, Inc. or any of its related parties exceed the amount that you paid to us or our designees (which for the avoidance of doubt do not include any Issuers or Investors) in cash or by check or wire transfer, if any, during the six (6) months prior to the time your cause of action arose.

For purposes of clarity, and without limiting the foregoing, FlashFunders shall have no liability, and all Users hereby waive any claims against FlashFunders, resulting from or relating to any termination of an Offering by FinTech Clearing, LLC and/or FlashFunders Funding Portal, LLC in accordance with the terms of this Agreement.

Because some states or jurisdictions do not allow the exclusion or the limitation of liability for certain damages, in such states or jurisdictions, the liability of FlashFunders and its affiliates shall be limited to the fullest extent permitted by law.

20. Indemnification

You agree to indemnify, hold harmless and defend FlashFunders and its affiliates, parent companies, subsidiaries, officers, directors, employees, agents, network service providers, business partners and licensors (collectively, the “Indemnified Parties”) at your expense, against any and all claims, actions, proceedings, and suits and all related liabilities, damages, settlements, penalties, fines, costs and expenses and costs and expenses of investigations (including, without limitation, reasonable attorneys’ fees and other dispute resolution expenses) incurred by FlashFunders arising out of or relating to (a) your violation or breach of any term of this Agreement or any policy or guidelines referenced herein or on the Site, including any unauthorized disclosure of Confidential Information, (b) your use or misuse of the Service or Site, (c) your actual or alleged fraud or misrepresentation, or (d) its reliance on any instructions or information provided by an Issuer or an Investor.

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21. Dispute Resolution and Governing Law

This Agreement shall be is governed by, and will be construed under, the laws of the United States of America and the law of the State of California, without regard to conflict of law principles.  Except as provided in Sections 22(A) and Section 22(B)  below (and claims proceeding in any small claims court), all disputes arising out of or related to your use of the Service shall be subject to the exclusive jurisdiction of the state and federal courts located in the County of Los Angeles, California and you agree to submit to the personal jurisdiction and venue of such courts. You are responsible for compliance with all local laws if and to the extent local laws are applicable.

22 (A). Binding Pre-Dispute Arbitration Agreement

This Agreement contains a pre-dispute arbitration clause. By agreeing to the Terms of Use you agree as follows:

1.	All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.
2.	Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.
3.	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.
4.	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.
5.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.
6.	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.
7.	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Agreement to FINRA Arbitration of Controversies:

You agree that any controversy, dispute, claim or grievance between FinTech Global Markets, Inc. any of its affiliates, or their shareholders, officers, directors, employees, associates or agents, and you or, if applicable, your shareholders, officers, directors, employees, associates or agents, arising out of, or relating to, FinTech Clearing LLC or FlashFunders Funding Portal, LLC or the services provided by them to you shall be resolved by Financial Industry Regulatory Authority (FINRA) arbitration, in accordance with FINRA's Code of Arbitration Procedure.

If you are not a resident of the U.S. at the time a controversy subject to this arbitration arises, you agree that any such arbitration hearing shall be held in Los Angeles, California and you consent to the personal jurisdiction of all courts located in the State of California for purposes of enforcing this arbitration agreement and any arbitration award; and you agree that any arbitration proceeding shall be conducted in the English language.  If any party unsuccessfully resists confirmation or enforcement of an arbitration award rendered under this agreement, then all costs, attorneys' fees, and expenses incurred by the other party or parties in confirming or enforcing the award shall be fully assessed against and paid by the party resisting confirmation or enforcement of the award.

Class Actions:

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action, or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action, until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

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22 (B). Binding Arbitration

Except as provided in Section 22(A) above, all disputes, controversies and claims related to this Agreement shall be resolved by binding arbitration conducted under the Streamlined Arbitration Rules and Procedures of JAMS that are in effect at the time the arbitration is initiated (the “JAMS Rules”) and under the terms set forth in this Agreement.

You may seek any remedies available to you under federal, state or local laws in connection with such an arbitration action. As part of such arbitration, both you and we will have the opportunity for discovery of non-privileged information that is relevant to the claim. The arbitrator will provide a written statement of the arbitrator’s decision regarding the claim, the award given and the arbitrator’s findings and conclusions on which the arbitrator’s decision is based. The determination of whether a claim is subject to arbitration under Section 22(B) shall be governed by the Federal Arbitration Act and determined by a court rather than an arbitrator. Except as otherwise provided in this Agreement, (i) you and FlashFunders may litigate in court to compel arbitration, stay proceedings pending arbitration, or confirm, modify, vacate or enter judgment on the award entered by the arbitrator; and (ii) the arbitrator’s decision shall be final, binding on all parties and enforceable in any court that has jurisdiction, provided that any award may be challenged if the arbitrator fails to follow applicable law.

(a) Location.  The arbitration under this Section 22(B) will be conducted in the County of Los Angeles, California or the nearest JAMS office to the party initiating the arbitration, unless the parties agree to video, phone and/or internet connection appearances.

(b) Limitations. You and FlashFunders agree that any such arbitration shall be limited to the claim between FlashFunders and you individually. You and FlashFunders agree that:

1.	There is no right or authority for any dispute to be arbitrated on a class-action basis or to utilize class action procedures.

2.	There is no right or authority for any dispute to be brought in a purported representative capacity or as a private attorney general; and

3.	No arbitration shall be joined with any other arbitration.

(d) Arbitration Fees.  If you initiate arbitration for a claim pursuant to this Section 22(B), you will need to pay the JAMS arbitration initiation fee. If we are initiating arbitration for a claim pursuant to this Section 22(B), we will pay all costs charged by JAMS for initiating the arbitration. All other fees and costs of such arbitration will be charged pursuant to the JAMS Rules.

(f) Exceptions to Arbitration. You and FlashFunders agree that the following claims are not subject to the provisions of this Section 22(B) concerning negotiations and binding arbitration: (i) any claim seeking to enforce or protect, or concerning the validity of, any of your or FlashFunders’ intellectual property rights; and (ii) any claim for equitable relief. In addition to the foregoing, either party may assert an individual action in small claims court for claims that are within the scope of such court’s jurisdiction in lieu of arbitration.

(g) Severability. You and FlashFunders agree that if any portion this Section 22(B) is found illegal or unenforceable that portion shall be severed and the remainder of the Section shall be given full force and effect. If this Section 22(B) is found to be illegal or unenforceable then neither you nor FlashFunders will elect to arbitrate any claim falling within that portion of Section 22(B) found to be illegal or unenforceable and such claim shall be exclusively decided by a court of competent jurisdiction within the County of Los Angeles, State of California, United States of America, and you and FlashFunders agree to submit to the personal jurisdiction of that court.

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23. Term and Termination

This Agreement is effective until terminated. You may terminate this Agreement by terminating all Accounts registered to you and discontinuing your use of the Service and the Site.  FlashFunders may terminate this Agreement or your use of the Site or Service with or without notice for any reason, or for no reason. The terms and conditions of this Agreement shall survive any termination of the Agreement or of your use of the Site or Service.

24. General

FINRA. The Financial Industry Regulatory Authority, Inc. offers investors information and education through the FINRA BrokerCheck Hotline at 800-289-9999 and FINRA website at www.finra.org.

Intellectual Property Notice. FlashFunders and the FlashFunders logo are the trademarks of FlashFunders or its affiliates. The Site and Service, this Agreement and the FlashFunders Privacy Policy, and all associated intellectual property rights therein, are the sole and exclusive property of FlashFunders, with all right, title and interest therein. You will not copy, redistribute, reformat or otherwise use any portion of this Agreement or the Privacy Policy except for the sole purpose of reading the same in connection with your use of the Site and Service. All rights are expressly reserved.

Force Majeure. FlashFunders shall not be liable for any delay or failure to perform resulting from causes outside the reasonable control of FlashFunders, including without limitation any failure to perform hereunder due to unforeseen circumstances or cause beyond FlashFunders’ control such as acts of God, war, terrorism, riots, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, labor, or materials.

No Partnership. You agree that no joint venture, partnership, employment, or agency relationship exists between you and FlashFunders as a result of this Agreement or your use of the Service.

Assignment. FlashFunders may assign this Agreement, in whole or in part, to any person or entity at any time with or without your consent. You may not assign the Agreement without FlashFunders’ prior written consent, and any unauthorized assignment by you shall be null and void.

Severability. If any part of this Agreement is determined to be void, invalid or unenforceable, then that portion shall be severed, and the remainder of the Agreement shall be given full force and effect.

Attorneys’ Fees. Except as set forth in Section 22(A) or Section 22(B), in the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party in the litigation.

No Waiver. Our failure to enforce any provision of this Agreement shall in no way be construed to be a present or future waiver of such provision, nor in any way affect the right of any party to enforce each and every such provision thereafter. The express waiver by us of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

Export Administration. You will comply fully with all relevant export laws and regulations of the United States, including, without limitation, the U.S. Export Administration Regulations (collectively “Export Controls”). Without limiting the generality of the foregoing, you will not, and you will require your representatives not to, export, direct or transfer the Service, or any direct product thereof, to any destination, person or entity restricted or prohibited by the Export Controls.

Equitable Remedies. You hereby agree that FlashFunders would be irreparably damaged if the terms of this Agreement were not specifically enforced, and therefore you agree that we shall be entitled, without bond, other security, or proof of damages, to appropriate equitable remedies with respect to breaches of this Agreement, in addition to such other remedies as we may otherwise have available to us under applicable laws.

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Entire Agreement. This Agreement, including the documents expressly incorporated by reference, constitutes the entire agreement between you and us with respect to Service and supersedes all prior or contemporaneous communications, whether electronic, oral or written, between you and us with respect to the Service.

26. Electronic Communications

You acknowledge and agree that by clicking on the “I AGREE” button (or similar buttons or links as may be designated by FlashFunders to show your acceptance of the Agreement), you are entering into a legally binding contract. You hereby agree to the use of electronic communication in order to enter into contracts, place orders and create other records and to the electronic delivery of notices, policies and records of transactions initiated or completed through the Site and Service.

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